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                                                                     Exhibit 5.1

July 12, 2006

VeraSun Energy Corporation
100 22nd Avenue
Brookings, South Dakota 57006

RE: 9 7/8% SENIOR SECURED NOTES DUE 2012

We have acted as counsel to VeraSun Energy Corporation, a South Dakota corporation (the "COMPANY"), VeraSun Aurora Corporation, a South Dakota corporation ("AURORA"), VeraSun Fort Dodge, LLC, a Delaware limited liability company ("FORT DODGE"), VeraSun Charles City, LLC, a Delaware limited liability company ("CHARLES CITY"), VeraSun Marketing, LLC, a Delaware limited liability company ("MARKETING") and VeraSun Welcome, LLC, a Delaware limited liability company ("WELCOME" and, collectively with AURORA, FORT DODGE, CHARLES CITY and MARKETING, the "SUBSIDIARY GUARANTORS"), in connection with the registration by the Company under the Securities Act of 1933 (the "ACT") of $210,000,000 aggregate principal amount of 9 7/8% Senior Secured Notes due 2012 (the "NOTES") and the registration of the Guarantees endorsed on the Notes by the Subsidiary Guarantors (the "GUARANTEES"), all of which were issued under an Indenture dated as of December 21, 2005, as supplemented on May 4, 2006 (the "INDENTURE"), between the Company, the Subsidiary Guarantors, and Wells Fargo Bank, N.A., as Trustee.

We have reviewed the corporate action of the Company and the Subsidiary Guarantors in connection with this matter and have examined the documents, corporate records and other instruments we deemed necessary for the purposes of this opinion. As to all factual matters material to the opinions expressed herein, we have, with your permission and without any investigation or independent verification, relied upon and assumed the accuracy and completeness of the representations, warranties and covenants contained in the Notes, the Indenture, the Guarantees and the Purchase Agreement dated December 14, 2005 between the Company, Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated. We have also assumed that the parties to the Notes, the Guarantees and the Indenture will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Notes, the Guarantees and the Indenture.

In connection with this opinion, we have, with your consent and without investigation or independent verification, assumed the following with respect to the Notes and the other documents and instruments examined by us, other than with respect to the Company and the Subsidiary Guarantors: (a) the Notes, the Indenture and the other documents and instruments examined by us have been or will be duly authorized, authenticated, executed, delivered and, as appropriate, acknowledged by the parties thereto and constitute or will constitute the legal, valid and binding obligation of those parties, enforceable against them in accordance with the terms thereof; (b) all signatures are genuine, all documents and instruments submitted to us as originals are authentic and all documents and instruments submitted to us as photocopies, telecopies or facsimiles or in

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VeraSun Energy Corporation
July 12, 2006
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electronic form conform to the original documents and instruments; and (c) the parties to the Notes, the Indenture and the other documents and instruments examined by us are and will be duly formed entities and are and will be duly qualified to transact business in all states where formation and qualification are necessary, and those parties have all necessary power and authority to enter into and perform the obligations under the Notes, the Indenture and the other documents and instruments examined by us.

Based solely upon the foregoing and subject to the comments, qualifications and other matters set forth herein, we are of the opinion that when the Registration Statement filed by the Company and the Subsidiary Guarantors with the Securities and Exchange Commission ("SEC") under the Act (the "REGISTRATION STATEMENT") has become effective under the Act, and the Notes have been issued and sold as provided for in the Registration Statement, the Notes and the Guarantees will constitute legal, valid and binding obligations of the Company enforceable against the Company and the Subsidiary Guarantors, respectively, in accordance with their terms.

The opinions expressed herein are limited by, subject to and based upon the following:

     A. BANKRUPTCY, ETC. The Notes, the Guarantees and the Indenture may be limited, affected or rendered unenforceable by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other statutes or rules of law affecting creditors' rights generally, including, without limitation, statutes or rules of law that (i) limit the effect of waivers of rights by a debtor, (ii) affect obligations undertaken by a subsidiary entity for the benefit of a parent or other related entity, and (iii) relate to deficiency judgments.

     B. EQUITABLE PRINCIPLES AND REMEDIES. The Notes, the Guarantees and the Indenture are subject to (i) general principles of equity (whether considered in a proceeding in equity or at law) and (ii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

Our opinions are limited in all respects to the internal laws of the State of New York and the Limited Liability Company Act of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

In rendering our opinion, we rely with respect to matters of South Dakota law upon an opinion of Cadwell Sanford Deibert & Garry LLP.



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VeraSun Energy Corporation
July 12, 2006
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This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act, or the rules and regulations promulgated by the SEC thereunder.

Very truly yours,

/s/ STOEL RIVES LLP

Stoel Rives LLP